EXHIBIT 99

Chrysler Financial	Distribution Date: 08-Dec-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 1 of 2

Payment Determination Statement Number	11
Distribution Date	08-Dec-05

Dates Covered	From and Including	To and Including
Collections Period	01-Nov-05	30-Nov-05
Accrual Period	08-Nov-05	07-Dec-05
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	97,461	1,408,390,519.93
Collections of Installment Principal		32,153,466.76
Collections Attributable to Full Payoffs		20,034,317.10
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,710,583.58

Pool Balance — End of Period	94,653	1,353,492,152.49

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		63.98%

Ending O/C Amount		114,351,184.29
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		109.23%

Cumulative Net Losses		9,616,267.22
Net Loss Ratio (3 mo. Weighted Avg.)		1.1186%
Cumulative Recovery Ratio		49.49%
60+ Days Delinquency Amount		6,073,267.22
Delinquency Ratio (3 mo. Weighted Avg.)		0.41930%

Weighted Average APR		6.476%
Weighted Average Remaining Term (months)		42.10
Weighted Average Seasoning (months)		21.77

Chrysler Financial	Distribution Date: 08-Dec-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 2 of 2

Cash Sources
Collections of Installment Principal	32,153,466.76
Collections Attributable to Full Payoffs	20,034,317.10
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,394,547.91	Pool Balance	1,353,492,152.49
Collections of Interest	7,432,205.99	Yield Supplement O/C Amount	(49,133,238.60)

Investment Earnings	152,597.62	Adjusted Pool Balance	1,304,358,913.89
Reserve Account	5,000,000.00

Total Sources	66,167,135.38	Total Securities	1,239,140,968.20

		Adjusted O/C Amount	65,217,945.69

Cash Uses
Servicer Fee	1,173,658.77	Target Overcollateralization Amount	65,217,945.69
A Note Interest	3,543,540.11
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	194,000.00
Reserve Fund	5,000,000.00	O/C Release	6,501,595.84
Regular Principal Distribution Amount	49,754,340.66
Distribution to Certificateholders	6,501,595.84

Total Cash Uses	66,167,135.38

Administrative Payment
Total Principal and Interest Sources	66,167,135.38
Investment Earnings in Trust Account	(152,597.62)
Daily Collections Remitted	(61,874,258.17)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,173,658.77)
O/C Release to Seller	(6,501,595.84)

Payment Due to/(from) Trust Account	(8,534,975.02)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face

Class A-1 500,000,000 @ 2.63%	0.00	0.00	0.00	0.0000000	0.00	0.0000000
Class A-2 595,000,000 @ 3.17%	383,895,308.86	334,140,968.20	49,754,340.66	83.6207406	1,014,123.44	1.7044091
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333

Total Notes	1,288,895,308.86	1,239,140,968.20	49,754,340.66		3,737,540.11

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  30